                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                                                           [CARIBOU COFFEE LOGO]
Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue, North
Minneapolis, MN  55429
(763) 592-2200


INVESTOR RELATIONS CONTACT:                                       MEDIA CONTACT:
Kathleen Heaney (203) 803-3585                                        Jami Smith
ir@cariboucoffee.com                                              (763) 592-2214


--------------------------------------------------------------------------------



         CARIBOU COFFEE COMPANY, INC. REPORTS THIRD QUARTER 2005 RESULTS

MINNEAPOLIS, MINNESOTA, NOVEMBER 2, 2005. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for third quarter 2005 (thirteen weeks ended October 2, 2005.)

On October 4, 2005, Caribou Coffee Company, Inc. closed its initial public offering of 5,358,000 shares of its common stock with net proceeds to the Company of $67.7 million.

HIGHLIGHTS FOR THE THIRD QUARTER OF 2005 COMPARED TO THE THIRD QUARTER OF 2004
INCLUDE:

         -        Total net sales grew 26% to $48.8 million
         -        Comparable coffeehouse net sales increased 3.7 percent
         - Opened 19 company operated coffeehouses and one licensed coffeehouse
         -        Other Sales advanced 153% in the quarter
         -        Adjusted EBITDA was $3.2 million
         - Net loss of $1.2 million, or ($0.08) per share versus a net loss of $0.8 million, or ($0.06) per share.
         -        Balance sheet strengthened with proceeds from IPO

"We are pleased with our third quarter results as we continue to build momentum in the business by accelerating coffeehouse unit expansion, driving comparable coffeehouse sales growth through innovative offerings such as 'Bou Gourmet, and maximizing commercial and licensing opportunities. The proceeds from the IPO will enable us to continue new coffeehouse development and further establish our brand. We are excited about the growth prospects for Caribou Coffee and look forward to the opportunity of maximizing long-term value for all shareholders," stated Michael Coles, Chairman, Chief Executive Officer and President.

THIRD QUARTER 2005 RESULTS

Net proceeds from the IPO were $67.7 million, shown on the quarter-end balance sheet as Stock Subscription Receivable Due from Broker. Subsequent to quarter's end, the Company used $29.9 million of the net proceeds from the IPO to repay the entire outstanding principal balance under its revolving credit facility. Cash available is approximately $40 million. The cash position and $60 million available under the existing credit facility provide the necessary resources to support future growth initiatives into 2008.

Caribou Coffee opened 20 coffeehouses in the third quarter of 2005 including its first coffeehouse in Colorado and one licensed coffeehouse in the Detroit Airport. The Company continues to opportunistically identify strong partners for future license development both domestically and in select international locations.

Total net sales increased 26 percent to $48.8 million in the third quarter of 2005 compared to $38.7 million in the third quarter of 2004. Both coffeehouse net sales and other sales performed well and were driven by the increase in new coffeehouses and commercial customers. Comparable coffeehouse net sales grew 3.7 percent in the third quarter of 2005 compared to 7.3 percent in the third quarter of 2004, which was on the higher end of the previously stated comparable growth expectations of 2.0 to 4.0 percent.

Cost of sales and related occupancy costs in the third quarter, were $19.6 million compared to $15.7 million the prior year. This increase was primarily due to the 64 company-owned coffeehouses opened since the third quarter of 2004. Cost of sales and related occupancy costs as a percentage of total net sales were 40.2 percent during third quarter 2005 down from 40.4 percent in third quarter 2004 primarily due to price increases on some of our beverage items. It is the Company's practice to enter into fixed price purchase contracts for coffee beans in order to secure an adequate supply and fix the cost of coffee beans for up to one year supply.

Operating expenses increased $4.0 million, or 25 percent, to $20.1 million as a result of new coffeehouse openings during the past year and one-time expenses associated with the roll-out of 'Bou Gourmet. Depreciation and amortization expenses increased to $4.1 million in the third quarter of 2005 compared to $3.2 million in the third quarter 2004. The increase was primarily due to coffeehouse openings in the past year.

General and administrative expenses increased to $5.6 million in the third quarter of 2005 compared to $3.8 million in the third quarter of 2004. The increase was primarily due to an increase in management and administrative personnel to support the growth of the company. Additionally, the Company incurred incremental expenses associated with its annual store managers meeting which was held in the third quarter of this year but held during the fourth quarter of 2004.

In connection with the Company's initial public offering it granted the underwriters an option to purchase 803,700 shares of the Company's common stock at $14 per share on September 28, 2005. Because this option extended beyond the closing of the initial public offering, such feature represents a call option that meets the definition of a derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Accordingly, the call option has been separately accounted for at fair value with the change in fair value between the grant date and October 2, 2005 of $0.6 million recorded as derivative income.

EBITDA in the quarter was $3.8 million compared to $3.2 million in the same period of the prior year. Adjusted EBITDA, which excludes the aforementioned one time derivative income, was $3.2 million in third quarter 2005 compared with $3.2 million in third quarter 2004. (EBITDA and Adjusted EBITDA are non-GAAP measures. See EBITDA reconciliation at the end of this release.)

The net loss for the Company was $1.2 million, or ($0.08) per share, in the third quarter of 2005 compared to a net loss of $0.8 million, or ($0.06) per share, for the third quarter of 2004.

Michael Coles added, "We were able to generate solid comparable coffeehouse net sales. The fourth quarter has historically been one of our strongest quarters and coupled with the successful launch of our 'Bou Gourmet food products, we are on track to deliver full year comparable coffeehouse net sales in the 6 to 7 percent range."

NINE MONTH 2005 RESULTS
Through September 2005, total revenue increased 27 percent to $142.1 million, driven by a 7.2 percent increase in comparable coffeehouse net sales and a 23 percent increase in new coffeehouses. Other Sales, which primarily includes sales to commercial customers, almost doubled in the period to $4.2 million and accounted for 3 percent of total company revenue versus 2 percent in the prior year.

The significant increase in both cost of goods sold and store operating expenses in the nine month period largely reflects the aforementioned 23 percent increase in new coffeehouse openings. Cost of sales and related occupancy as a percent of total net sales declined 1.0 percentage point to 40.1 percent and operating expenses as a percent of total net sales declined 0.7 percentage points during the thirty-nine week period ended October 2, 2005 as compared to the same period in the prior year. These declines are attributable to the Company's ability to leverage its fixed costs with the comparable coffeehouse increases and other sales increases.

The increase in interest expense during the nine month period reflects an increase in borrowings under the Company's revolving credit facility to fund new coffeehouse openings over the past twelve months. Subsequent to quarter end, the Company used a portion of the net proceeds from its IPO to repay the entire $29.9 million outstanding under its revolving credit facility.

The net loss per share through October 2, 2005 was $0.31 versus a net loss per share of $0.21 in the same period in the prior year.

OUTLOOK
FOURTH QUARTER AND FULL YEAR 2005
For the fourth quarter (thirteen weeks ending January 1, 2006), the Company expects comparable coffeehouse net sales to increase between 3 to 7 percent. The Company anticipates opening 38 to 43 new company-owned coffeehouses in the quarter. Adjusted EBITDA is projected to be $5.5 to $5.9 million. Earnings per share are projected to be breakeven to positive $0.02.

For the full fiscal year 2005, the Company expects a comparable coffeehouse sales increase of 6 to 7 percent. The Company also expects 80 to 85 new coffeehouse openings for fiscal 2005. Adjusted EBITDA for the full year which excludes the one-time items related to an amendment of an employee agreement and derivative income is estimated to be in the range $16.7 million to $17.1 million. Earnings per share for the full year are estimated at ($0.29) to ($0.31).

2006 OUTLOOK
For 2006, as previously disclosed, the Company plans to open 105 to 115 coffeehouses and is targeting a comparable coffeehouse net sales increase in the range of 3 to 7 percent. It is our intention to release quarterly comparable coffeehouse sales shortly after the quarter ends with the first such release expected in January 2006. At that time we will also introduce additional 2006 guidance, such as EBITDA and EPS.

CONFERENCE CALL
Caribou Coffee will host a conference call today, Wednesday, November 2, 2005 at 4:30pm Eastern Time to discuss these results. Hosting the call will be Michael Coles, Chairman of the Board, Chief Executive Officer and President, and George Mileusnic, Chief Financial Officer. The call will be webcast live from the Company's website at www.cariboucoffee.com. The webcast link will be available under the investor relations section. If you are unable to join the call, a replay will be available beginning at 7:30pm Eastern time and can be accessed by dialing 1-888-203-1112, passcode 1558234.

ABOUT THE COMPANY
Caribou Coffee, founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of October 2, 2005, Caribou Coffee had 348 coffeehouses, including four licensed locations and four joint venture locations. Caribou Coffee's coffeehouses are located in 14 states and the District of Columbia. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to grocery stores and mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service.

FORWARD LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                                      # # #


                              SELECT OPERATING DATA
                                   (UNAUDITED)
--------------------------------------------------------------------------------


                                                             Thirteen Weeks Ended           Thirty-Nine Weeks
                                                          ---------------------------    ------------------------
                                                          September 26,    October 2,    September     October 2,
                                                              2004            2005        26, 2004        2005
                                                          ---------------------------    ------------------------
Comparable Coffeehouse Sales (company-owned)                   7.3%           3.7%          8.3%          7.2%
Change in Comparable Coffeehouse Average Check                 3.7%           5.0%          1.6%          7.3%
Change in Comparable Coffeehouse Transaction Count             3.6%          -1.3%          6.7%         -0.1%

Coffeehouses Open at Beginning of Period                       263            325           251           304
Coffeehouses Opened in Period                                   17             19            31            42
Coffeehouses Closed in Period                                    0              0            -2            -2
Coffeehouses at Period End:
  Company Owned                                                280            344           280           344
  Licensed                                                       2              4             2             4
TOTAL COFFEEHOUSES                                             282            348           282           348

                  CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
        (A Majority Owned Subsidiary of Caribou Holding Company Limited)


                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              THIRTEEN WEEKS ENDED        THIRTY-NINE WEEKS ENDED
                                                           ---------------------------  ---------------------------
                                                           SEPTEMBER 26,    OCTOBER 2,  SEPTEMBER 26,    OCTOBER 2,
                                                                2004           2005         2004            2005
                                                           ---------------------------  ---------------------------
                                                                                  (Unaudited)

Coffeehouse sales                                          $  37,901,565 $  46,682,924  $ 109,505,494  $137,872,690
Other sales                                                      833,452     2,110,436      2,162,996     4,241,137
                                                           ---------------------------  ---------------------------
Total net sales                                               38,735,017    48,793,360    111,668,490   142,113,827

Cost of sales and related occupancy costs                     15,650,630    19,606,907     45,934,186    57,023,608
Operating expenses                                            16,138,502    20,142,047     46,382,590    57,918,649
Opening expenses                                                 364,116       398,649        815,242     1,176,470
Depreciation and amortization                                  3,188,716     4,116,304      9,078,191    11,463,016
General and administrative expenses                            3,781,367     5,573,713     10,810,522    17,189,663
Closing expense and disposal of assets                             2,532       189,725        560,700       310,393
                                                           ---------------------------  ---------------------------
Operating loss                                                  (390,846)   (1,233,985)    (1,912,941)   (2,967,972)


Other income (expense):
  Interest income                                                  1,335         1,400          4,246        28,378
  Interest expense                                              (264,127)     (512,222)      (626,934)   (1,424,559)
  Derivative income                                                   --       623,109             --       623,109
                                                           ---------------------------  ---------------------------
Loss before provision for income taxes and minority             (653,638)   (1,121,698)    (2,535,629)   (3,741,044)
  interest

Provision for income taxes                                       136,500       (46,323)       137,830       255,000
                                                           ---------------------------  ---------------------------
Loss before minority interest                                   (790,138)   (1,075,375)    (2,673,459)   (3,996,044)
Minority interest                                                 31,444       123,005        177,190       308,071
                                                           ---------------------------  ---------------------------
Net loss                                                   $    (821,582)   (1,198,380) $  (2,850,649)  $(4,304,115)
                                                           ===========================  ===========================


Basic and diluted net loss per share                       $       (0.06) $      (0.08) $       (0.21)  $     (0.31)
                                                           ===========================  ===========================


Basic and diluted weighted average number of shares
  outstanding                                                 13,801,436    14,142,047    13,797,317     13,916,940
                                                           ===========================  ===========================

                   CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
        (A Majority Owned Subsidiary of Caribou Holding Company Limited)


                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                  JANUARY 2,       OCTOBER 2,
                                                                                     2005             2005
                                                                                  -----------     ------------
                                                                                                  (unaudited)
                                     ASSETS
Current assets:
  Cash and cash equivalents                                                       $ 7,618,470     $  3,871,091
  Accounts receivable (net of allowance for doubtful
  accounts of approximately $34,900 and $19,092 at
  January 2, 2005 and October 2, 2005)                                                857,692          849,398
  Stock subscription receivable due from broker                                            --       69,761,160
  Other receivables                                                                 1,093,675        1,385,761
  Income tax receivable                                                               451,168            9,731
  Inventories                                                                       5,704,440       10,532,729
  Prepaid expenses and other current assets                                           441,014        1,245,589
                                                                                  -----------     ------------
    Total current assets                                                           16,166,459       87,655,459

  Property and equipment, net of accumulated depreciation and amortization         67,639,732       78,637,075
  Notes receivable                                                                     80,649           68,561
  Restricted cash                                                                     539,983          321,030
  Other assets                                                                      1,780,105        1,747,818
                                                                                  -----------     ------------
    TOTAL ASSETS                                                                  $86,206,928     $168,429,943
                                                                                  ===========     ============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                $ 5,311,686     $ 11,875,335
  Accrued compensation                                                              4,707,242        4,121,949
  Accrued expenses                                                                  5,469,931        6,973,825
  Deferred revenue                                                                  5,308,713        5,150,952
                                                                                  -----------     ------------
    Total current liabilities                                                      20,797,572       28,122,061

Revolving credit facility                                                          19,923,930       29,923,930
Deferred rent liability                                                             8,420,509        9,518,134
Deferred revenue                                                                    3,055,000        3,055,000
Minority interests in affiliates                                                      217,206          250,291
                                                                                  -----------     ------------
    Total long term liabilities                                                    31,616,645       42,747,355

Commitments and contingencies

Shareholders' equity:
  Preferred stock, par value $.01, 20,000,000 shares authorized;
  no shares issued and outstanding                                                         --             --
  Common stock, par value $.01, 200,000,000 shares authorized;
  13,801,436 and 19,265,533 shares issued and outstanding
  at January 2, 2005 and October 2, 2005, respectively                                138,014          192,664
  Treasury stock                                                                           --          (12,390)
  Additional paid-in capital                                                       53,634,009      121,663,678
  Accumulated deficit                                                             (19,979,312)     (24,283,426)
                                                                                  -----------      -----------
    Total shareholders' equity                                                     33,792,711       97,560,527
                                                                                  -----------      -----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $86,206,928     $168,429,943
                                                                                  ===========     ============

                              EBITDA RECONCILIATION

                                   (UNAUDITED)


                                                 Thirteen Weeks Ended              Thirty-Nine Weeks
                                             ----------------------------      --------------------------
                                             September 26,     October 2,      September 26,   October 2,
                                                 2004             2005             2004           2005
                                             ----------------------------      --------------------------
                                                                     (thousands)
Net loss                                        $ (822)        $(1,198)        $(2,851)      $(4,304)
Interest expense                                   264             512             627         1,425
Interest income                                     (1)             (1)             (4)          (28)
Depreciation and amortization (1)                3,602           4,573          10,088        12,769
Provision for income taxes                         137             (46)            138           255
                                                ------         -------         -------       -------
EBITDA                                           3,180           3,840           7,998        10,117
Derivative income                                   --            (623)             --          (623)
Amendment of employment agreement                   --              --              --         1,738
                                                ------         -------         -------       -------
Adjusted EBITDA                                 $3,180         $ 3,217         $ 7,998       $11,232
                                                ------         -------         -------       -------





(1) Includes depreciation and amortization associated with its headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.

Caribou Coffee uses EBITDA and Adjusted EBITDA:

         - As measurements of operating performance because they assist management in comparing the operating performance on a consistent basis as they remove the impact of items not directly resulting from the coffeehouse operations;
         - For planning purposes, including the preparation of its internal annual operating budget;
         - To establish targets for certain management compensation matters; and
         - To evaluate the Company's capacity to incur and service debt, fund capital expenditures and expand the business.

EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA and Adjusted EBITDA: (a) do not represent net income or cash flows from operating activities as defined by GAAP; (b) are not necessarily indicative of cash available to fund the Company's cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or the Company's other financial information as determined under GAAP.

The Company prepares Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that it does not consider indicative of its core operating performance. You are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses similar to the adjustments in this presentation. Caribou Coffee's presentation of Adjusted EBITDA should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

                               ###################